Exhibit 10.5

M E M O R A N D U M

TO:        CIP Participant

FROM:    Compensation Committee

DATE:        _______________________

RE:        Long-Term Cash Incentive Award

You are being granted a long-term cash incentive award under the LKQ Corporation Cash Incentive Plan (CIP). All capitalized terms not otherwise defined in this Memorandum will have the meanings set forth in the CIP. The potential payout under your award is subject to all of the terms and conditions set forth in this Memorandum and in the CIP.

Participant:	_______________________

Performance Period:        _______________________

Target Award:            _______________________

Performance Metrics:	(1) The average of the Company’s annual parts and services organic revenue growth during the Performance Period.

(2) The Company’s adjusted diluted earnings per share in year ____.

(3) The average of the Company’s annual return on invested capital (ROIC) during the Performance Period (the ROIC in any given year shall be calculated as the adjusted net income before interest expense (NOPAT) divided by the sum of (i) average total debt, net of cash and (ii) average equity). For purposes of calculating annual ROIC, (i) the impact of acquisitions with a purchase price over $50 million completed during the Performance Period will be excluded from the calculation in each of the three years, (ii) NOPAT will not be adjusted for currency impacts, and (iii) invested capital will be based on a five quarter average and will not be adjusted for changes to NOPAT or currency impacts (e.g., cumulative translation adjustment).

Portions of the Award will vest based on the percentages allocated to each Award Component, as illustrated below.

Adjustments:
The calculation of each of the above Performance Metrics will be subject to adjustment by the Committee for extraordinary, unusual, infrequently occurring, or other items if such adjustment is deemed necessary or advisable by the Committee to more accurately achieve the purposes of this award.

In addition, the Committee will adjust the Performance Metrics or other features of the award (1) that relate to the value or number of the shares of common stock of the Company to reflect any stock dividend, stock split, recapitalization, combination or exchange of shares, or other similar changes in such stock, and (2) except as otherwise indicated, to account for changes in the value of foreign currencies of countries in which the Company operates versus the U.S. dollar

(using the average respective exchange rates for the calendar year prior to the Performance Period).

Notwithstanding any contrary provision of the CIP, this Memorandum, or the Payout Formula, the Committee may adjust the Actual Award payable to you. In addition, this Award shall be subject to potential clawback, cancellation, recoupment, rescission, payback, reduction or other similar action in accordance with the terms and conditions of any applicable clawback or similar policy or any applicable law related to such actions, as may be in effect from time to time.

Payout Formula:        See immediately below.

Revenue Component
	Average Annual Parts & Services Organic Revenue Growth over Performance Period	Earned Revenue Component	Weighting of Revenue Component
Threshold
Target
Maximum
EPS Component
	Adjusted Diluted EPS in year 2021	Earned EPS Component	Weighting of EPS Component
Threshold
Target
Maximum
ROIC Component
	Average Annual ROIC over Performance Period	Earned ROIC Component	Weighting of ROIC Component
Threshold
Target
Maximum
The earned and payable Award amount will be calculated using the following formula:

(Earned Revenue Component * Weighting of Revenue Component) +
(Earned EPS Component * Weighting of EPS Component) +
(Earned ROIC Component * Weighting of ROIC Component).

*
Payouts between Threshold and Target and between Target and Maximum will be calculated using a linear function. There will be no payouts for performance below Threshold and no payments higher than Maximum for performance above Maximum.